Exhibit 10.36

Bespoke is Money...TM

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of this 21st day of February 2019 (“Effective Date”), by and between NanoVibronix, Inc., a Delaware Corporation, 9 Derech Hashalom Street, Nesher, Israel with a United States office at 525 Executive Boulevard, Elmsford, NY 10523 (“NAOV” or the “Company”), and Bespoke Growth Partners, Inc., a Delaware Corporation, 625 N. Flagler Drive, Ste. 600, West Palm Beach, FL 33401 (“Bespoke,” or the “Consultant”).Company and/or Consultant may each be referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, NAOV is focused on the manufacture and sale of noninvasive, biological response-activating devices that target biofilm prevention, wound healing and pain therapy;

WHEREAS, the Company’s products include UroShieldTM, an ultrasound-based product to prevent bacterial colonization and biofilm in urinary catheters, enhance antibiotic efficacy and decrease pain and discomfort associated with urinary catheter use; PainShieldTM, a patch-based therapeutic ultrasound technology to treat pain, muscle spasm, and joint contractures; and WoundShieldTM, a patch-based therapeutic ultrasound device, which facilitates tissue regeneration and wound healing;

WHEREAS, NAOV is exploring opportunities to grow its business lines and may potentially seek certain strategic opportunities to strengthen the Company’s growth prospects and balance sheet;

WHEREAS, Consultant has substantial corporate advisory expertise for public companies including in the areas of bioscience, pharmaceuticals and healthcare including medical devices and general business and management consulting and the Company has contacted Consultant to assist Company management with its development plans;

WHEREAS, Company desires to retain Consultant to (i) assist the Company with its plans to expand its business; (ii) work towards institutionalizing the Company from an investor perspective; (iii) develop and implement market-focused strategies and incorporate best practices; and (iv) furnish additional ongoing management and business consulting services aimed at enhancing Company’s business (collectively, the “Consulting Services”);

WHEREAS, Consultant desires to be engaged by Company and to provide the Consulting Services pursuant to such engagement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Consultant and Company agree as follows:

1.           TERM. This Agreement shall commence on the date hereof along with receipt of the fees defined in Section 4 below and shall extend thereafter for one (1) year (the “Term”). Unless immediate termination is otherwise specifically permitted herein or by applicable law, the Company may cancel this Agreement by providing thirty (30) calendar day’s written notice to the other Party (a “Termination Notice”). Notwithstanding, in the event of a Termination Notice, all of the compensation mentioned in this Agreement and issued to consultant up to and including fifteen (15) days following the Termination Notice [“Shares,” as defined in Section 4(a) and (c) below] shall be deemed earned (or immediately due and payable).

2.          CONSULTING SERVICES. Company expressly agrees and further acknowledges that Consultant’s obligations are to be performed in a commercially reasonable manner and that the execution of this Agreement cannot and does not guaranty any particular success or result. Consultant agrees to act reasonably and in good faith to assist the Company via the Consulting Services, which may include, always at the Company’s specific request:

(a) Providing consulting and liaison services to the Company relating to the further development and implementation of its corporate and business plan;

(b) Possible planning, review and creation of certain corporate communications and presentations, the issuance of which shall be subject to applicable United States securities laws, including those governing disclosure, private placements and public offerings;

(c) Advising the Company with respect to potential future merger and/or acquisition activities, alliances, joint-ventures, and/or its financial structure and that of its divisions or subsidiaries;

(d) Assessment of the Company’s current shareholder base and working with the Company to introduce potential institutional investors and high-quality retail investors to the Company and educate such investors in regards to the current position and potential of the Company in accordance with the Company goal of achieving an appropriate investor mix of solid retail and institutional investors;

(e) Analysis of Company’s current market strategies, recommendations, and implementation of best practices; and

(f) Such other Consulting Services and assistance as Consultant and Company shall mutually deem reasonably necessary or appropriate to enhance NAOV’s business.

Company understands and acknowledges that the Consulting Services are not intended to, will not constitute, and should never be construed as, engaging in the provision of legal advice or broker-dealer activities to Company and that the Consultant shall have no authority to make ‘offers’ to sell Company’s securities, make representations or warranties on Company’s behalf or bind the Company in any way.

3.          APPROVAL OF INFORMATION. Company shall furnish Consultant with such information as is reasonably required in order for Consultant to perform its duties hereunder (all such information so furnished, the “Information”). Company recognizes and confirms that Consultant (i) will use, and rely primarily on, the Information and information available from generally recognized public sources (the “Public Information”) in rendering its services without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and Public Information; (iii) will not make an appraisal of any assets of Company; and/or (iv) will provide its advice hereunder based on the Information and the Public Information. It is the Company’s responsibility to make certain that the Information to be furnished by Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Consultant shall make no representations, warranties or guarantees on behalf of Company without Company’s prior written consent.

4.            COMPENSATION.

For the Consulting Services rendered during the Term, the following compensation/fees shall be due and owing the Consultant from the Company:

(a) Simultaneous with the execution of this Agreement, Company shall issue and immediately and irrevocably deliver to Consultant, Two Hundred Seventy-Five Thousand (275,000) restricted shares of Common Stock of the Company (the “Shares”) and Fifty Thousand United States Dollars ($50,000 USD) (the “Cash Fee”).

(b) The Shares and Cash Fee are deemed and agreed to be a commencement incentive and consideration now due and owing for Consultant entering into this Agreement and performing Consultant’s duties during the Term of this Agreement. Company acknowledges that Consultant has foregone other opportunities to enter into this Agreement and to reserve sufficient resources to perform its duties throughout the Term (including preliminary research, diligence and infrastructure set up for Company’s account), and that Company therefore derives immediate benefit as a result of these actions taken by the Consultant hereunder.

(c) If the Company has not previously terminated this Agreement pursuant to Section 1, on the three (3) month anniversary of this Agreement, Company shall issue and immediately and irrevocably deliver to Consultant or its designated assignee, Seventy-Five Thousand (75,000) additional restricted shares of Common Stock of the Company. Following such issuance of additional shares [as well as the additional shares as set forth in this Section 4(d) and (e)] all references to “Shares” herein shall also refer to such additional shares except that Section 4(b) above is not applicable to the additional shares.

(d) If the Company has not previously terminated this Agreement pursuant to Section 1, on the seven (7) month anniversary of this Agreement, Company shall issue and immediately and irrevocably deliver to Consultant or its designated assignee, Two Hundred Thousand (200,000) additional restricted shares of Common Stock of the Company.

(e) If the Company has not previously terminated this Agreement pursuant to Section 1, on the ten (10) month anniversary of this Agreement, Company shall issue and immediately and irrevocably deliver to Consultant or its designated assignee, One Hundred Thousand (100,000) additional restricted shares of Common Stock of the Company.

(f) Consultant shall not be issued, at any time during the Term or any extension thereof, such number of shares of NAOV common stock that would result in beneficial ownership by the Consultant and its affiliates of more than 9.99% of the outstanding shares of Company Common Stock.

(g) The Company agrees to take any and all action(s) necessary to clear the Shares and each issuance of additional shares awarded to Consultant under this Section 4 of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend on the subject Shares or additional shares, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense (or, in the event Consultant uses its own counsel, at company’s expense up to $500) favorably opining as to the removal of the restrictive legend, and (iii) cooperating and communicating with Consultant and its broker in order to use the Company’s commercially reasonable best efforts to clear the subject shares of restriction as soon as possible after presentation of a Rule 144 application by Consultant or its broker to either the Company or its transfer agent. Further, the Company agrees not to unreasonably withhold or delay approval of any application filed by Consultant or its broker under Rule 144 to clear the subject shares or additional shares of restriction.

(h) The Company (i) agrees that its Board of Directors has approved this Agreement and that it will appropriately and timely disclose the issuance of the Shares as issued in its SEC filing(s) if required by applicable securities laws; (ii) shall provide Consultant with a true and correct copy of the Company Board Resolution authorizing the issuance of the Shares; and (iii) represents and warrants that the Shares issued to Consultant as compensation hereunder shall be validly issued, fully paid and non-assessable.

(i) The Parties shall negotiate and agree in good faith regarding Consultant’s compensation package for any consulting services to be provided beyond the scope of this Agreement and/or beyond the Term depending upon the Company’s needs at such time and the services being requested of Consultant.

(j) The registration name on all stock certificates delivered to Consultant shall be “Bespoke Growth Partners, Inc.” unless Consultant advises otherwise in a writing signed by its CEO.

5.            LIMITATION OF ENGAGEMENT. Company acknowledges that Consultant has been retained only by Company, that Consultant is providing Consulting Services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that Company’s engagement of Consultant is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of NAOV or any other person not a Party hereto as against Consultant or any of its affiliates, or any of its or their respective officers, directors, controlling persons, employees or agents. Unless otherwise expressly agreed in writing by Consultant, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Consultant. Company acknowledges that any recommendation or advice, written or oral, given by Consultant to the Company in connection with Consultant’s engagement is intended solely for the benefit and use of the Company, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Consultant shall not have the authority to make any commitment binding on the Company. Company in its sole discretion, shall have the right to reject any investor introduced to it by Consultant.

Company acknowledges that neither the price of the company’s stock, nor the trading volume thereof measure Consultant’s performance hereunder.

6.           CONFIDENTIALITY. Other than as required by applicable law, neither Consultant nor any of its consultants, employees, agents, and/or officers or directors shall disclose any knowledge or information they may obtain in the course of performing the Consulting Services, which knowledge or information might concern confidential or material, non-public affairs of Company without the Company’s prior consent.

7.            COMPLIANCE AND GOVERNING LAW.

(a) NAOV, in connection with the issuance of any stock to Consultant hereunder, as may be applicable, shall be responsible for any and all compliance with applicable securities laws, rules and regulations, including, without limitation, the Act as well as all applicable filing requirements under the Securities Exchange Act of 1934 (“Exchange Act”), and all state securities laws. Company recognizes and agrees that failure to timely make its Exchange Act filings will materially hinder the effectiveness of the Consulting Services and will constitute automatic grounds for cancellation by the Consultant and all compensation paid to Consultant up to and including the date of such failure shall be deemed fully earned by Consultant as of such date.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(c) It is specifically understood that Consultant is not and does not hold itself out to be a ‘broker/dealer’ as that term is understood in applicable law (including the ‘Paul Anka’ SEC no-action letter dated July 24, 1991, and the ‘Country Business, Inc.’ SEC no-action letter dated November 8, 2006) in reference to the Company procuring financing sources and merger and/or acquisition candidates, and Consultant does not normally provide such services. Consultant may identify and introduce to the Company potential investors but will not be responsible for the structuring of any transaction with any such investor. Any obligation to pay compensation hereunder shall survive the merger, acquisition or other change in the form of entity of the Company and to the extent it remains unfulfilled shall be assigned and transferred to any successor to the Company. The Company agrees that no reference to the Consultant will be made in any filing, press release or advertisement of any financing without the express approval, in writing, of such release by Consultant, except as required at law. It is further understood that Company and not Consultant is responsible to perform any and all due diligence on any broker/dealer, lender, investor or merger or acquisition candidate introduced to Company by Consultant under this Agreement prior to Company receiving funds or closing on any transaction.

8.            NOTICE. All notices and correspondence hereunder shall be in writing and sent by overnight delivery service, with all charges prepaid, to the applicable Party at the addresses set forth above, or by confirmed facsimile transmission (including, without limitation, computer generated facsimile) or by e-mail, as to each Party, to such address as any Party may from time-to-time designate for itself by notice in writing given to the other Party complying as to delivery with the terms of this Section 8. All such notices and correspondence shall be deemed given upon the earliest to occur of (i) if by e-mail, actual receipt; (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused; or (iii) if sent by facsimile transmission or electronic mail, on the next business day or when receipt of such transmission is acknowledged or confirmed, whichever is earlier.

9.            INDEMNIFICATION. Subject to Section 10 hereunder, Company agrees to indemnify, defend and hold harmless Consultant, its officers, directors, members, employees, affiliates, and agents against all losses, expenses, damages and costs, including reasonable attorneys’ fees, resulting from any act, action or omission, except for acts of Consultant of willful misconduct, bad faith or gross negligence related to this Agreement.

10.          LIMITATIONS. Any liability of Consultant and its officers, directors, controlling persons, employees or agents related to this Agreement shall not exceed Twenty-Five Thousand United States Dollars (USD $25,000), unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of Consultant (in which case there shall be no such limitation). Subject to Section 7(a), any liability of Company and its officers, directors, controlling persons, employees or agents related to this Agreement shall not exceed the compensation (Shares) actually issued to Consultant by Company pursuant this Agreement, unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of Company (in which case there shall be no such limitation). No guarantees of NAOV stock performance express or implied have been made by or involving the Company or Consultant in connection with this Agreement, which Agreement memorializes the full extent of the relationship between the Company and Consultant.

11.           EXPENSES. Company will reimburse Consultant for its receipted expenses incurred in connection with the Consulting Services, if such expenses are approved in advance in writing (email confirmation is acceptable). Reimbursement shall be made within thirty (30) business days following receipt of Consultant’s invoice. Company shall also reimburse Consultant for costs incurred by Consultant for collection of any fees due to Consultant under this Agreement, including but not limited to reasonable attorneys’ fees and court costs.

12.           INDEPENDENT CONTRACTORS. No agency, joint venture, partnership or employment shall be created by this Agreement, as the Parties are independent contractors with respect to one another. Neither Party shall have authority to act as an agent of the other or to otherwise bind the other to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each Party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship.

13.          MISCELLANEOUS. This Agreement shall not be modified or amended except in writing signed by the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. In the interpretation of this Agreement, the ‘contra proferentem’ rule of construction will not apply (this Agreement being the product of negotiations between commercially sophisticated Parties) and this Agreement will therefore not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation and drafting hereof. This Agreement may be executed in counterparts (including e-mail or facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties to this Consulting Agreement have hereunto set their hands and seal the day and year first above written.

Bespoke Growth Partners, Inc.	Nano Vibronix, Inc.

By:	By:
Name: Mark H. Peikin, Esq.	Name: Brian Murphy
Title: CEO	Title: CEO
Duly Authorized	Duly Authorized

[Signature Page 7 of 7 / Bespoke Growth Partners, Inc. / NAOV / Consulting Agreement / February 2019]

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